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                                                                     EXHIBIT 1.1


                       PAN PACIFIC RETAIL PROPERTIES, INC.
                                   ("COMPANY")


                                 DEBT SECURITIES


                                 TERMS AGREEMENT



                                                                   April 6, 2001


To: The Representative of the Underwriters identified herein




Dear Sirs and Mesdames:

     The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, and the Underwriters agree, severally but not jointly, to purchase, on and subject to the terms and conditions of the Underwriting Agreement attached hereto ("UNDERWRITING AGREEMENT"), the following securities ("OFFERED SECURITIES") on the following terms:

         TITLE OF OFFERED SECURITIES:  7.950% Notes Due 2011

         AGGREGATE PRINCIPAL AMOUNT OF OFFERED SECURITIES:  $150,000,000

         INTEREST: 7.950% per annum, from April 11, 2001 or from the most recent date to which interest has been paid or duly provided for, payable semiannually in arrears on each April 15 and October 15, commencing October 15, 2001, to holders of record on the preceding April 1 and October 1, as the case may be.

         MATURITY:  April 15, 2011

         OPTIONAL REDEMPTION: At the option of the Company at any time, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Offered Securities (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the make-whole amount (UST+25), if any, with respect to the Offered Securities (or portion thereof).

         SINKING FUND:  None

         LISTING:  None

         PURCHASE PRICE: The purchase price for the Offered Securities to be paid by the several Underwriters shall be 98.575% of the principal amount, plus accrued interest, if any, from April 11, 2001, if any.

         EXPECTED REOFFERING PRICE: The initial public offering price for the Offered Securities shall be 99.225% of the principal amount, plus accrued interest, if any, from April 11, 2001.

         CLOSING DATE: 7:00 A.M. (Pacific Time) on April 11, 2001, at the offices of Latham & Watkins, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626.

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         METHOD OF PAYMENT:  Wire transfer in Federal (same day) funds.

         SECURITIES REMAINING UNDER SHELF: Immediately prior to the issuance of the Offered Securities on the Closing Date, no securities have been issued under the Registration Statement.

         SETTLEMENT AND TRADING:  Book-Entry only via DTC.

         BLACKOUT:  Until the Closing Date.

         UNDERWRITERS:

         The names of the Underwriters and the respective aggregate principal amounts of the Offered Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

         Notices to Underwriters:   Credit Suisse First Boston Corporation,
                                    Eleven Madison Avenue,
                                    New York, New York 10010-3629
                                    Attention: Transactions Advisory Group.

                                    Banc of America Securities LLC
                                    Bank of America Corporate Center
                                    100 North Tryon Street
                                    Charlotte, North Carolina  28255
                                    Attention:  Transaction Management

         The provisions of the Underwriting Agreement are incorporated herein by reference.

         For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by any Underwriter for use in the Prospectus consists of the following information in the Preliminary Prospectus and the Prospectus furnished on behalf of each Underwriter: (1) the third paragraph under the caption "Underwriting; (2) the second sentence in the fifth paragraph under the caption "Underwriting"; and (3) the eighth paragraph under the caption "Underwriting".


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         If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

                                            Very truly yours,

                                            PAN PACIFIC RETAIL PROPERTIES, INC.

                                            By /s/ JOSEPH B. TYSON
                                               ---------------------------------
                                               Name: Joseph B. Tyson
                                               Title: Executive Vice President,
                                                      Chief Financial Officer

The foregoing Terms Agreement is
hereby confirmed and accepted as
of the date first above written.

CREDIT SUISSE FIRST BOSTON CORPORATION


By /s/ MICHAEL MOORE
   ------------------------------------
   Name: Michael Moore
   Title: Director


BANC OF AMERICA SECURITIES LLC


By /s/ LYNN MCCONNELL
   ------------------------------------
   Name: Lynn McConnell
   Title: Managing Director


   Acting on behalf of themselves and
     as the Representatives of the
     several Underwriters.


                                       3

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                                   SCHEDULE A


                                                                    AGGREGATE
                        UNDERWRITER                                 PRINCIPAL
                        -----------                                  AMOUNT
                                                                     ------

Credit Suisse First Boston Corporation ...................         $60,000,000
Banc of America Securities LLC  ..........................         $45,000,000
CIBC World Markets Corp...................................          $7,500,000
Dresdner Kleinwort Benson North America LLC...............          $7,500,000
A.G. Edwards & Sons, Inc..................................          $7,500,000
First Union Securities, Inc...............................          $7,500,000
McDonald Investments Inc..................................          $7,500,000
UBS Warburg LLC...........................................          $7,500,000

                   Total..................................        $150,000,000
                                                                  ============